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                                                                   Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Darden Restaurants, Inc. Employee Stock Purchase Plan, of our report dated June 19, 1998, relating to the consolidated balance sheets of Darden Restaurants, Inc. and subsidiaries as of May 31, 1998 and May 25, 1997 and the related consolidated statements of earnings (loss) and cash flows for the fiscal years in the three-year period ended May 31, 1998, which report appears on page 8 of the 1998 Financial Statements booklet in the Registrant's 1998 Annual Report to Stockholders which is incorporated by references in the May 31, 1998 Annual Report on Form 10-K of Darden Restaurants, Inc. filed with the Securities and Exchange Commission.


                                       /s/ KPMG PEAT MARWICK LLP

Orlando, Florida
December 16, 1998